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                                                                   Exhibit 10.23

                         YOUR 1996 EMPLOYEE BONUS PLAN



PLAN PURPOSE

     At Cambridge Technology Partners, we work hard to satisfy our clients each and every day. As a growing company, we can see the tangible results of this dedication and loyalty. We know these results depend on you. We are committed to sharing the company's financial success with our employees. Our 1996 Employee Bonus Plan is designed to reward our success and your contributions. This year's plan has been revised to take into account our business goals for 1996.

     It is our hope that the 1996 Employee Bonus Plan will continue to motivate all employees to strive for company prosperity. By working together, we can all share financially in the company's growth.

OUR 1996 GOAL

     Our investors consider growth in our pre-tax income to be a key measure of our performance. Therefore, the bonus pool is driven by the annual increase in the measure. Our 1995 pre-tax income will be the trigger point for 1996 bonuses. If our 1996 pre-tax income does not exceed actual 1995 pre-tax income, no bonuses will be paid. Pre-tax income will be determined after giving effect to payments under Cambridge Technology Partners' compensation plans.

     We have set a target for this year's pre-tax income. If our 1996 pre-tax income equals this target, 100% of the bonus pool will be available for bonuses. This is an aggressive but reachable objective.

     If we exceed this target, an additional pool will be made available for bonuses. The executive bonus amounts will be paid out according to the attached schedule.

ELIGIBILITY

     You are eligible for the Employee Bonus Plan if you are a full-time Cambridge Technology Partners employee and were hired before July 1, 1996. If you join the Company before July 1, 1996, your bonus will be pro-rated on your full months consecutive employment through the year end. Employees who have salary and/or level changes in 1996 will receive a pro-rated bonus based on the number of months at each salary level.
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YOUR BONUS OPPORTUNITY

     Your bonus will be based on a fixed percentage of your base salary. The total amount available for your bonus is based on pre-tax income. There are two parts to your bonus. One-half of your potential bonus is based on our achievement of the pre-tax income goal. The remaining 50% of your bonus is based on your individual performance as determined at year end. This award will be made at management's discretion and is intended to recognize and reward employees for their overall contribution to the company throughout the year.

THE BONUS POOL

     The percentage of the bonus pool paid will depend on our pre-tax income. Bonuses will be paid according to the attached schedule. The actual amount you receive will be based on the bonus potential for your position. So, for example, if the company's pre-tax income is equal to the target pre-tax income amount and your performance meets your manager's expectations, you could receive 100% of your bonus potential (75% of this would be based on the performance of the company and 25% would be based on your performance). If your performance was not up to expectations, you would still be eligible to receive 75% of your bonus potential because the company has met its performance goals.

BONUS PAYMENTS

     We will make every reasonable effort to ensure that bonuses are distributed within 60 days after the completion of the fiscal year. Bonuses will be paid by check and applicable taxes will be deducted from your payment.

IF YOU LEAVE CAMBRIDGE TECHNOLOGY PARTNERS

     You must be on the payroll the day that bonuses are distributed to be eligible for a bonus. If you are on an approved leave, your bonus will be pro-rated, based on your continuous full months of employment during the year.

NO GUARANTEES

     The Employee Bonus Plan will be updated each year. The plan does not guarantee that you will be offered a bonus and does not guarantee your continued employment with the company. The program is based on company and individual performance and management reserves the exclusive right to modify or terminate the plan at its discretion at any time.
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IN SUMMARY

     At Cambridge Technology Partners, we want to recognize everyone's contributions in helping to make the company successful. We believe that the Employee Bonus Plan will assist us in ensuring that individual employees can be recognized for their achievements. We look forward to us all sharing in our company's success.